N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of February 28th 2015

Fund	Name of Person	Ownership % of Series
COLUMBIA MULTI-ADVISOR INTERNATIONAL EQUITY FUND	AMERICAN ENTERPRISE INVESTMENT SERVICES	29.86%

As of September 1st 2014

Fund	Name of Person	Ownership % of Series
COLUMBIA SELECT LARGE CAP EQUITY FUND	Merrill Lunch Pierce Fenner & Smith for the Sole Benefit of its Customer	25.49%
COLUMBIA MARSICO GROWTH FUND	LPL Financial	26.39%